Exhibit 3.10
H09000146049 3
FORM OF
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
VOIS INC.
(a Florida corporation)

The undersigned, being a natural person competent to contract, does hereby make, subscribe and file these Articles of Amendment to the Articles of Incorporation of VOIS Inc., a Florida corporation (the “Corporation”), pursuant to Sections 607.1003 and 607.10025 of the Florida Business Corporation.

RESOLVED: That at the effective time of this amendment, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's Board of Directors shall be subject to a one hundred (100) for one (1) forward split with all fractional shares rounded to the nearest whole share.  The effective time of this amendment shall be the close of business on July 8, 2009.  Such forward split shall not affect (i) the number of authorized shares of the Corporation's common stock, (ii) the par value of the Corporation's common stock which shall remain $0.001 per share, or (ii) the number of authorized shares of preferred stock of the Corporation.

FURTHER RESOLVED: That this amendment to the Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation’s capital stock and does not result in the percentage of authorized shares that remain unissued after the forward stock split exceeding the percentage of authorized shares that were unissued before the forward stock split.

The foregoing resolutions and these Articles of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated June 16, 2009 and no shareholder consent was required in connection with these actions.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment to the Corporation’s Articles of Incorporation as of June 17, 2009.

VOIS, INC.

By:	/s/ Gary Schultheis
Gary Schultheis, President